Exhibit 99.1

P R E S S A N N O U N C E M E N T

Investor Contact:	Press Contact:
Tom Barth	Rick Lacroix
Progress Software	Progress Software
+1 781 280 4135	+1 781 280 4604
tobarth@progress.com	rlacroix@progress.com

Progress Software Names Chris Perkins Chief Financial Officer
Effective February 1, 2013

BEDFORD, MA -- January 2, 2013 -- Progress Software Corporation (NASDAQ: PRGS), a global software company that simplifies and enables the development, deployment and management of business applications, announced today the appointment of Chris E. Perkins to serve as its Senior Vice President, Finance & Administration and Chief Financial Officer (CFO), effective February 1, 2013. As CFO, Perkins will be a member of the company's executive leadership team, reporting to Phil Pead, President and Chief Executive Officer, and will oversee the company’s global finance and accounting operations. Upon appointment as CFO, Mr. Perkins will replace Melissa H. Cruz, who previously informed the company of her intention to retire, although Ms. Cruz will remain with the company for a limited period of time thereafter to assist with the transition.

Mr. Perkins is an experienced technology industry executive with global experience and operational responsibilities across finance, corporate development, investor relations, human resources and information technology for publicly-traded software companies. Prior to joining Progress, he served as CFO at Eclipsys Corporation, and Per-Se Technologies. At both Per-Se and at Emageon, Inc., Mr. Perkins also served as the Chief Operating Officer. He began his career at Arthur Andersen.

"We are very excited to add Chris’s operational and financial acumen to the company's executive team," said Mr. Pead. "I’ve known and worked with Chris for some time, and he brings an impressive mix of leadership, financial management skills, and broad operational experience that will be invaluable as we continue to transform Progress in 2013.”

Mr. Pead added, “Additionally, I would like to thank Melissa Cruz for her dedication and hard work during her time here. We all wish her well in all her future endeavors.”

Progress Software Corporation

Progress Software Corporation (NASDAQ: PRGS) is a global software company that simplifies and enables the development, deployment and management of business applications on-premise or on any Cloud, on any platform and on any device with minimal IT complexity and low total cost of ownership. Progress Software can be reached at www.progress.com or 1-781-280-4000.

Progress and Progress Software are trademarks or registered trademarks of Progress Software Corporation and/or its subsidiaries or affiliates in the U.S. and other countries.  Any other names contained herein may be trademarks of their respective owners.

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